File No. 811-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Allstate Financial Investment Trust

Address of Principal Office (No. & Street, City, State, Zip Code):

3100 Sanders Road, Suite J5

Northbrook, Illinois 60062

Telephone Number (including area code):	(847) 402-2532

Name and address of agent for service of process:

Joseph P. Rath

Allstate Financial Investment Trust

3100 Sanders Road, Suite J5

Northbrook, Illinois 60062

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES ☒	NO ☐

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Northbrook and the State of Illinois on the 4th day of January, 2008.

Attest:	ALLSTATE FINANCIAL INVESTMENT TRUST

/s/ Joseph P. Rath	/s/ William P. Marshall
Joseph P. Rath	William P. Marshall
Secretary	Trustee